POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Patrick Spence and Brittany Bagley, and each of them, such individual’s true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick Spence	Chief Executive Officer	November 25, 2019
Patrick Spence	(Principal Executive Officer)

/s/ Brittany Bagley	Chief Financial Officer	November 25, 2019
Brittany Bagley	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Bach	Director	November 25, 2019
Robert Bach

/s/ Karen Boone	Director	November 25, 2019
Karen Boone

/s/ Thomas Conrad	Director	November 25, 2019
Thomas Conrad

/s/ Julius Genachowski	Director	November 25, 2019
Julius Genachowski

/s/ John Maeda	Director	November 25, 2019
John Maeda

/s/ Michelangelo Volpi	Director and Chairperson of the Board of Directors	November 25, 2019
Michelangelo Volpi

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